As filed with the Securities and Exchange Commission on December 8, 2008
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE STEAK N SHAKE COMPANY
(Exact name of registrant as specified in its charter)

INDIANA	37-0684070
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

500 Century Building
36 South Pennsylvania Street
Indianapolis, IN 46204
(317) 633-4100
(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

The Steak n Shake Company 2008 Equity Incentive Plan
(Full Title of the Plan)

David C. Milne
General Counsel and Secretary
The Steak n Shake Company
36 South Pennsylvania Street
Indianapolis, IN 46204
(Name and address of agent for service)

(317) 633-4100
(Telephone number, including area code, of agent for service)

Copy to:

David C. Worrell
Baker & Daniels LLP
600 E. 96th Street, Suite 600
Indianapolis, IN 46240
(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated Filer	[X]
Non-accelerated filer	[ ] (do not check if a smaller reporting company)	Smaller Reporting Company	[ ]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of registration fee
Common Stock, $.50 stated value	900,000	$4.33	$3,897,000	$153.16

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for the issuance pursuant to the 2008 Equity Incentive Plan (the “Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock pursuant to Rule 416(a) of the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low sale price of the Common Stock on December 3, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The shares of Common Stock being registered on this Registration Statement include 900,000 shares under the 2008 Equity Incentive Plan.

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the plan as specified under Rule 428(b)(1) under the Securities Exchange Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not being, filed by The Steak n Shake Company (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2008; and

(b)
The description of the Company’s Common Stock that is contained in its Registration Statement on Form 8-A filed under Section 12 of the Securities Act, on October 28, 1996, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of those documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Secretary of the Company at its principal offices, 36 S. Pennsylvania, Suite 500, Indianapolis, Indiana 46240, telephone (317) 633-4100.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Indiana Business Corporation Law (“BCL”), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees or agents or any person who may have served at the request of the corporation as a director, officer, employee or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

The BCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim including counsel fees, and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he or she is wholly successful in any such proceeding, on the merits or otherwise.  Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter.  Unless a corporation’s Articles of Incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the BCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because an Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought.  If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board of Directors or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the BCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation, bylaws, resolution or other authorization adopted, after notice by a majority vote of all the voting shares then issued and outstanding.  The BCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

The Amended and Restated Articles of Incorporation and the Bylaws of the Registrant contain provisions pursuant to which the officers and directors of the Registrant are entitled to indemnification as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities if such person has been wholly successful in the defense of such claims or acted in good faith in what he or she reasonably believed to be in or not opposed to the best interests of the Registrant.  Such rights are not exclusive of any other rights of indemnification to which such persons may be entitled by contract or a matter of law.

The Registrant has also entered into Indemnity Agreements with directors and certain executive officers, under which they will be provided with indemnification and the advancement of expenses as a matter of right against expenses and liabilities incurred by them by reason of their having acted in such capacities, except in certain circumstances where they are adjudged by a court of competent jurisdiction to have not met the required standards of conduct.

The Registrant maintains directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of the Registrant and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them of any matter claimed against them in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana, on December 8, 2008.

The Steak N Shake Company

By:     /s/ David C. Milne
David C. Milne
General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints David C. Milne, with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to the Registrant’s Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of November 10, 2008.

Signature	Title
/s/ Sardar Biglari	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director
Sardar Biglari

/s/ Duane E. Geiger	Interim CFO, Vice President, Controller (Principal Financial and Accounting Officer)
Duane E. Geiger

/s/ Philip L. Cooley	Director
Philip L. Cooley

/s/ Wayne L. Kelley	Director
Wayne L. Kelley

/s/ Ruth J. Person	Director
Ruth J. Person

/s/ William J. Regan, Jr.	Director
William J. Regan, Jr.

/s/ J. Fred Risk	Director
J. Fred Risk

/s/ John W. Ryan	Director
John W. Ryan

/s/ Steven M. Schmidt	Director
Steven M. Schmidt

/s/ Edward W. Wilhelm	Director
Edward W. Wilhelm

THE STEAK N SHAKE COMPANY

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of The Steak n Shake Company, filed March 27, 2002 (incorporated by reference to the Registrant's definitive Proxy Statement dated December 19, 2001 related to the 2002 Annual Meeting of Shareholders).

4.2	Restated Bylaws of The Steak n Shake Company, as amended, dated June 19, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated June 19, 2008).

4.3
Specimen certificate representing Common Stock of The Steak n Shake Company (incorporated by reference to Exhibit 4.01 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 11, 2001).

4.4	The Steak n Shake Company 2008 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive Proxy Statement dated February 8, 2008).

5.1	Opinion of Baker & Daniels LLP.

23.1	Consent of Baker & Daniels LLP (Included as part of Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (See Signature Page).